Exhibit 99.1	Press Release dated July 8, 2013

For Immediate Release

Tengasco Announces Annual Meeting of Shareholders to be held October 17, 2013

KNOXVILLE, Tenn., July 8, 2013 -- Tengasco, Inc. (NYSE MKT: TGC) announced today that the Board of Directors has fixed the date and time of the Annual Meeting of the Company’s holders of common stock as Thursday, October 17, 2013 at 1:00 P.M. at the Homewood Suites by Hilton in Knoxville, Tennessee. The Board of Directors has also fixed the close of business on August 20, 2013 as the record date for the determination of the stockholders entitled to receive notice and to vote at the Annual Meeting or any adjournments thereof. Proposals of stockholders intended to be presented at the 2013 annual meeting must be received in writing, by the Chief Executive Officer of the Company at its offices by close of business July 26, 2013 in order to be considered for inclusion in the Company's proxy statement relating to this meeting. It is anticipated that the Notice of Annual Meeting and proxy Statement will be available to the Company’s stockholders on or before September 6, 2013. The list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company's offices at 11121 Kingston Pike, Suite E, Knoxville TN 37934 ten days before October 17, 2013.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2013 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability. The Company’s actual results could differ materially from the forward-looking statements.

Contact:	Mike Rugen, Chief Executive Officer
(865) 675-1554